Exhibit 10.5

SAFETY DATA EXCHANGE AGREEMENT

This Safety Data Exchange Agreement (“SDEA”) is entered into as of 5 May, 2022 by and between Intercept Pharmaceuticals, Inc. (“Seller”), and Mercury Pharma Group Limited (“Purchaser”) (each a “Party” and collectively “Parties”).

A.Seller and Purchaser are parties to a Share Purchase Agreement dated as of 5 May, 2022, which provides for the purchase and assumption by Purchaser of certain assets and liabilities from Seller and for certain related transactions (the “Share Purchase Agreement”).

B.The Share Purchase Agreement provides for the Parties to enter into a safety data exchange agreement.

C.The purpose of this SDEA is to describe the procedures and to define the responsibilities of the Parties with regard to pharmacovigilance related activities relating to the Product.

D.In the event of a conflict between the provisions of this SDEA and the Share Purchase Agreement, the provisions of this SDEA shall prevail solely for with respect to pharmacovigilance activities as set forth herein and the Share Purchase Agreement shall prevail in respect of all other matters.

E.Nothing in this SDEA shall limit or restrict either Party’s obligations under or to comply with Applicable Law.

F.Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Share Purchase Agreement.

1.GLOSSARY OF ABBREVIATIONS AND DEFINITION OF TERMS

Adverse Reaction (“AR”): In the pre-approval clinical experience with a new medicinal product or its new usages, particularly as the therapeutic dose(s) may not be established: all noxious and unintended responses to a medicinal product related to any dose. The phrase “responses to a medicinal product” means that a causal relationship between a medicinal product and an adverse event is at least a reasonable possibility, i.e., the relationship cannot be ruled out. Regarding marketed medicinal products: a response to a drug which is noxious and unintended.

Adverse Event (“AE”): Any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment. An Adverse Event can therefore be any unfavorable and/or unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the use of the Product, whether or not considered related to the Product. Adverse Events may also include pre- or post-treatment complications or undesirable events that arise from use of the Product within or outside the terms of the Regulatory Authorisation or from occupational exposure or occur as a result of protocol mandated procedures, lack of efficacy, Overdose or drug abuse/misuse reports or Medication Errors.

Affiliate: In relation to a company, means any other company directly or indirectly controlling,

controlled by or under common control with such company, and “control” for these purposes means (a) holding the majority of the voting rights or share capital of such company or (b) otherwise having the power to direct the management and policies of such company

Applicable Law: All national, federal, state, provincial, local, cantonal and other laws, regulations, guidelines and professional Codes of Conduct, in any jurisdiction, that are applicable to the subject matter of this SDEA and the Share Purchase Agreement, including without limitation, applicable Data Protection Laws and those relating to safety data reporting and Pharmacovigilance. Applicable Law includes, but is not limited to, the U.S. Food Drug and Cosmetic Act, U.S. Public Health Service Act, amendments thereto, and regulations promulgated thereunder including but not limit to 21 C.F.R. 314.80, Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001 on the Community code relating to medicinal products for human use, the related national implementing laws and regulations of the EU Member States, Regulation (EC) No 726/2004 of the European Parliament and of the Council of 31 March 2004 laying down Community procedures for the authorisation and supervision of medicinal products for human and veterinary use and establishing a European Medicines Agency, and the Good Pharmacovigilance Practices issued by the European Medicines Agency or the Medicines and Healthcare products Regulatory Agency, UK.

Business Day: Any day other than a Saturday or Sunday on which commercial banks are open for general business in London and New York.

Calendar Day: All days in a month including weekends and holidays.

Case Report: Spontaneous Reports and Solicited Reports of Adverse Reactions for the Product that occur in a single patient at a specific point of time from all sources.

Product: Ocaliva® (obeticholic acid) that is commercially sold for the treatment of primary biliary cholangitis (PBC) alone or in combination with ursodeoxycholic acid (UDCA).

Data Protection Law(s): Any Applicable Law relating to data protection or privacy. It shall include (a) the U.S. Health Insurance Portability and accountability Act (HIPAA) and regulations promulgated thereunder, (b) ePrivacy Directive 2002/58/EC as implemented by countries within the EEA, (c) the EU General Data Protection Regulation 2016/679, and/or (d) other Applicable Laws that are similar or equivalent to, or that are intended to or implement, the Applicable Laws that are identified above.

Day 0: The date when either Party or any of its representatives (including Affiliates and contracted Third Parties) is made aware of the minimum safety related information that constitutes a valid report (an identifiable patient, an identifiable Reporter, a suspected Adverse Reaction, and a suspect drug).

Development Safety Update Report (DSUR): A common standard for periodic reporting on drugs under development (including marketed drugs that are under further study) among the International Conference on Harmonisation (ICH) regions. The main objective of a DSUR is to present a comprehensive, thoughtful annual review and evaluation of pertinent safety information collected during the reporting period related to a drug under investigation, whether or not it is marketed.

Documentation: All records in any form (including, but not limited to, written, electronic, magnetic and optical records and scans, radiographs and electrocardiograms) that describe or record safety data and safety related activities covered by this SDEA.

EEA: The European Economic Area.

EU: The European Union.

Ex-U.S. Authorisation: The marketing authorisation or license for the Product within an Ex-U.S. Territory.

Ex-U.S. Territory: Every country in the world other than the U.S. Territory.

Falsified Product: Any product with a false representation of (a) its identity, including its packaging and labelling, its name or its composition as regards any of the ingredients including excipients and the strength of those ingredients; (b) its source, including its manufacturer, its country of manufacturing, its country of origin or its Marketing Authorisation Holder; or (c) its history, including the records and documents relating to the distribution channels. This definition does not include unintentional quality defects and is without prejudice to infringements of intellectual property rights.

FDA: The U.S. Food and Drug Administration.

Health Care Provider or HCP: An individual health professional or a health facility organization licensed under Applicable Law to provide health care diagnosis and treatment services including medication, surgery, and medical devices.

Lack of Effect Report: A report of a situation where there is apparent failure of the Product to bring about the intended beneficial effect on individuals in a defined population with a given medical problem, under ideal conditions of use.

Marketing Authorisation: The marketing authorisation or license for the Product within a territory.

Marketing Authorisation Holder (“MAH”): Natural or legal entity in possession of the marketing authorisation or license for the Product within a territory.

Medication Error: Any unintentional error in the prescribing, dispensing, or administration of Product or preventable event that can cause or lead to inappropriate medication use or patient harm while the medication is in the control of an HCP, patient, or consumer.

Off-label Use: Situations where the Product is intentionally used for a medical purpose not in accordance with the terms of the Marketing Authorisation. Examples include the intentional use of a product in situations other than the ones described in the authorized product information, such as a different indication in terms of medical condition, a different group of patients (e.g., a different age group), a different route or method of administration or a different posology. The reference terms for off label use are the terms of Marketing Authorisation in the country where the Product is used.

Overdose: A dose taken of the Product (accidentally or intentionally) exceeding the dose as prescribed by the protocol or the maximal recommended dose as stated in the Product Label, (as it applies to the dose for the subject/patient in question).

Periodic Benefit Risk Evaluation Report (“PBRER”): The ICH standard format and content for providing a periodic benefit-risk evaluation report on the Product, to present a clinical analysis of new or emerging information on the risks of that product and, where pertinent, the benefit in approved indications. It is prepared and submitted by the MAH and facilitates an appraisal of the Product’s overall benefit-risk profile based on how it is used in the Territory.

Periodic Adverse Drug Experience Report (“PADER”): An aggregate safety report required to be submitted by a sponsor or MAH to the US Food and Drug Administration (FDA) after obtaining marketing authorization approval.

Pharmacovigilance (“PV”): The science and activities relating to the detection, collection, recording assessment, understanding, reporting, prevention and/or management of Adverse Events or other Safety Issues related to the Product and its use, including any changes to the Product’s benefit-risk balance.

Privacy Shield Principles: The set of rules, principles and guidance, in each case as may be updated from time to time, governing participating organizations’ processing of personal data received from the EEA under the Privacy Shield Framework as well as the access and recourse mechanisms that participants must provide to individuals in the EEA.

Product Complaints: Complaints alleging deficiencies related to the identity, quality, safety, or effectiveness of a Product or arising from potential deviations in the manufacture, packaging, or distribution of the Product, or from any damage that may occur to the Product while in commercial distribution, including quality defects.

Product Label: The approved physician and/or patient package insert for the Product, or any other summary of use, safety, and effectiveness that is approved by Regulatory Authorities (e.g., Summary of Product Characteristics and Package Leaflet in the EU) for the Product.

QPPV: The qualified person responsible for pharmacovigilance in the European Union / European Economic Area or other applicable jurisdictions.

Reference Safety Information (“RSI”): The Company Core Data Sheet / Company Core Safety Information (CCDS/CCSI), Summary of Product Characteristics (SmPC), Package Insert (PI), or similar reference document based on the accumulated safety information for the Product.

Regulatory Authority: Any applicable United States, EEA, supra-national, federal, national, regional, state, provincial, other local government or local regulatory agencies, departments, authority, bureaus, commissions, instrumentality, court, councilor other government entities, including, but not limited to, the U.S. Food and Drug Administration, the European Medicines Agency, the Medicines and Healthcare products Regulatory Agency, the European Commission, EEA States’ competent authorities (including data protection and supervisory authorities) or any other entity exercising regulatory authority with respect to the development, registration, authorisation, manufacturing, marketing, distribution, transportation, or sale of the Product.

Relevant Personal Data: Any personal data that one Party discloses, provides or otherwise makes available to the other Party under or in connection with this SDEA.

Risk Management Plan: A detailed description of the risk management system for the Product. The risk management plan established by the MAH shall contain the following elements: (a) an identification or characterization of the safety profile of the Product concerned, (b) an indication of how to characterize further the safety profile of the Product concerned, (c) a documentation of measures to prevent or minimize the risks associated with the Product, including an assessment of the effectiveness of those interventions; (d) a documentation of post-authorisation obligations that have been imposed as a condition of the Marketing Authorisation.

Safety Database: A validated relational database that stores data, compiles, integrates, and produces reports of AEs/SAEs from all reporting sources. Reporting capabilities include individual case safety reports (ICSR), PBRERs, other periodic safety reports, and customized query reports.

Safety Information: Any safety data, including, but not limited to:

•	spontaneously reported AR from any source
•

solicited reports of adverse reactions that derive from organized data collection systems, which include non-interventional studies, registries, post approval named patient use programs, other patient support and disease management programs, surveys of patients or HCPs, compassionate use or named patient use, or information gathering on efficacy or patient compliance

•	product exposure (including maternal, paternal or fetal exposure) associated with a pregnancy with or without an adverse reaction
•	trans-mammary exposure of an infant (transmission via breast milk) to a product with or without an adverse reaction
•	abnormal test findings
•

overdose, accidental or intentional (i.e., administration of a quantity of the Product given per administration or cumulatively which is above the maximum recommended dose according to the authorized product information (note: clinical judgment should always be applied)), with or without an adverse reaction

•	abuse or misuse (e.g., use for non-clinical reasons) with or without an adverse reaction
•	Off-label Use with or without an adverse reaction
•	occupational exposure with or without an adverse reaction
•	drug interactions
•

medication errors (i.e., any event that may cause or lead to inappropriate medication use or patient harm while the medication is in the control of the health care professional, patient, or consumer) with or without an adverse reaction

•	lack of therapeutic efficacy (i.e., “Lack of Effect” reports)
•	suspected transmission of an infectious agent, which will be classified as a serious adverse reaction
•	defect in a product
•	Falsified Product
•	an unexpected therapeutic or clinical benefit from use of the Product
•	public health emergency

Safety Issue: Any information suggesting an emerging safety concern or possible change in the benefit-risk balance for the Product, including information on a possible causal relationship between an Adverse Event and the Product, the relationship being unknown or incompletely documented previously.

Security Event: Any event, circumstance or occurrence of any actual or suspected theft or unauthorized access or use or disclosure, loss, damage or destruction of any Relevant Personal Data or any other improper or unlawful processing of Relevant Personal Data.

Serious Adverse Event (“SAE”) / Serious Adverse Drug Reaction (“SADR”): Is an Adverse Event or Drug Reaction that: (a) results in death; (b) is life-threatening (the term “life- threatening” refers to an event in which the patient was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it were more severe); (c) requires in-patient hospitalization or prolongation of existing hospitalization; (d) results in persistent or significant disability/incapacity; (e) results in a congenital anomaly/birth defect; or (f) results in a medically important event or reaction.

Solicited Report: An Adverse Event or experience report obtained as the result of a planned or unplanned interaction with a patient and that is not a Spontaneous Report. Such Solicited Reports may include, but are not limited to, post marketing organized collection activities and, in the US, call center patient support.

Spontaneous Report: An unsolicited communication in any form from any source to Purchaser, Seller, another partner, a Regulatory Authority, or any other organization that describes an Adverse Event or reaction in a patient receiving the Product. For purposes of this definition, Spontaneous Reports include, but are not limited to, lack of expected efficacy, misuse, and abuse associated with uses of the Product not included in the approved Product Label.

Third Party: A party who or which is not a Party to this SDEA.

U.S. Authorisation: The marketing authorisation or license for the Product within a U.S. Territory.

U.S. Territory: The United States of America, including all of its territories.

Valid Case: A case that includes each of the following minimum criteria: an identifiable patient; the name of the suspect product; an identifiable reporting source; and a suspected Adverse Reaction or Adverse Event or outcome.

The terms “data controller”, “data processor”, “data subject”, “personal data”, “processing” and “sensitive personal data” shall have the same meanings ascribed to them under the applicable Data Protection Law(s).

2.SAFETY INFORMATION EXCHANGE

This SDEA shall govern the communication of all Safety Information concerning the Product between Seller and Purchaser, including but not limited to Case Reports, database reconciliation reports, aggregate safety reports, and all regulatory enquiries or actions from all sources for the Product related to safety.

2.1.	General Terms
2.1.1.	This SDEA will be effective until neither company has a remaining safety reporting obligation for the Product covered by this agreement.
2.1.2.

Seller is the MAH for the Product in the U.S. Territory and retains the responsibility for the performance of pharmacovigilance obligations for the Product in the U.S. Territory and in the Ex-U.S. Territory during the Interim Closing Period and until the Ex-U.S. Authorisations have been transferred to Purchaser or a designated Third Party, not longer than a period of three (3) months (such time, the “Transfer Time”).

2.1.3.	As of the Transfer Time, Purchaser is the MAH for Product in the Ex-U.S. Territory and has the responsibility for the performance of pharmacovigilance obligations for the Product in the Ex-U.S. Territory.

2.1.4.

Each Party represents that it has established and will maintain during the term of this SDEA (or, as applicable, until the safety and pharmacovigilance obligations intended to survive termination of this SDEA have been fulfilled) such systems, procedures, training programs, and documentation as are necessary and sufficient to perform and comply with its obligations under this SDEA and Applicable Law relating to pharmacovigilance and safety data surveillance, management and exchange in respect of the Product in their respective territory.

2.1.5.

As of the Transfer Time, Purchaser will assume the role and responsibilities of the QPPV and deputy of QPPV. The Parties agree that nothing in this SDEA shall preclude the QPPV from performing his or her obligations under Applicable Law and no such performance shall, to the extent reasonably required by Applicable Law, constitute a violation by either Party of the SDEA.

2.1.6.

If national regulations require the nomination of a local QPPV (or similar) in any Ex-U.S. Territory, Purchaser shall assign and register personnel sufficient to meet national requirements under Applicable Law.

2.1.7.

With the other Party’s prior written consent, each Party may delegate its responsibilities hereunder in whole or in part to its respective Affiliates or Third Parties, provided, that such delegating Party shall remain fully responsible for the compliance of the actions of its Affiliates and such Third Parties with that delegating Party’s related legal and regulatory obligations, and shall cause its Affiliates and such Third Parties to comply with the terms and provisions of this SDEA, including but not limited to confidentiality obligations and the requirements as set out in Section 12.

2.1.8.

Each Party agrees to follow and comply with all Applicable Laws when performing its obligations under this SDEA and shall use reasonable efforts to notify the other Party of any material changes to Applicable Law of which it becomes aware that could have an impact on the terms of, or performance of, obligations under this SDEA.

2.1.9.

Each Party agrees to have and maintain suitable Pharmacovigilance procedures to ensure compliance with all Applicable Laws and this SDEA. Each Party will cause its respective Affiliates and Third Parties to implement all reasonable physical, technical and administrative safeguards to protect Safety Information. The Parties shall cooperate and agree on the content of any related notifications made to the Regulatory Authorities if such notifications are required by Applicable Law or the internal policies of either Party.

2.2.	Rules Relating to the Delivery of Information
2.2.1.	Seller will hold, create, maintain and exclusively own a validated global Safety Database for the Product.
2.2.2.

Each Party shall hold a validated Safety Database for the safety case reports. Purchaser shall record all safety case reports received in Ex-U.S. Territory in their database, report to the applicable Ex-U.S. Health Authorities in accordance with Applicable Law, and forward a copy of all cases to the Seller via XML files as provided in Section 2.3 below. The Seller shall add all cases reports received from the Purchaser to its Safety Database, and report to the U.S. Territory in accordance with Applicable Law.

2.2.3.

Each Party shall promptly provide to the other Party all Safety Information received by such Party and its Affiliates in its respective territories pursuant to this SDEA in English (unless transmission in the original language is expressly permitted herein) and in the format and within timelines specified herein.

2.2.4.	All information, including Safety Information, exchanged between the Parties pursuant to this SDEA shall be communicated via secure email channels.
2.2.5.	Each Party shall own and maintain sole right to all data and information collected by it in fulfillment of its obligations under this SDEA.
2.3.	Valid Case Reporting
2.3.1.

Each Party will provide to the other Party Case Reports for the Product that meet the Valid Case criteria as defined in Section 1 of this SDEA. For clarity, Purchaser shall also provide any other Case Reports as required by Applicable Law.

2.3.2.	The following information shall be included in the report, if available:
•	Source (e g., reporter’s details)
•	Lot number of the Product
•

Verbatim term (e.g., term of the Adverse Event as noted by/in the source of Pharmacovigilance-Relevant Information) (Please note: death is only an outcome and not an acceptable term for Adverse Events; in case of death, the main diagnosis of the event leading to death should be provided, instead)

•	Date of event (i.e., onset date; stop date)
•	Seriousness (e.g., death [only if the event is cause of death]; Life- threatening; etc.)
•	Relationship between the event and Product
•	Outcome of event
•	Dose (e.g., mg/kg/day)
•	Drug dates (start date; stop date; de-challenge date, if applicable; re- challenge date, if applicable)
•	Action taken with Product (e.g., de-challenge information, if applicable; re-challenge information, if applicable)
•	Patient’s identifier(s) (e.g., age, sex, etc.)
•	Date of awareness of Pharmacovigilance-Relevant Information by such Party
•	Narrative of the case
2.4.	Day 0 / Receipt Date

2.4.1.	For the purposes of this SDEA, the “receipt date” is Day 0.
2.4.2.	Each Party will clearly mark the receipt date on all initial or follow-up information to enable the time clock for regulatory reporting requirements to be calculated by the respective Parties.
2.5.	Final Determinations for Adverse Events

Purchaser will make the final determination with respect to the Ex-U.S. Territory regarding (a) whether Adverse Events are related to the Product, (b) the level of seriousness of Adverse Events, and (c) whether Adverse Events are expected or unexpected.

Seller will make the final determination with respect to the U.S. Territory regarding (a) whether Adverse Events are related to the Product, (b) the level of seriousness of Adverse Events, and (c) whether Adverse Events are expected or unexpected.

2.6.	Delivery of Case Reports
2.6.1.	Each Party will send Case Reports, source documents relating to all AEs and all follow-up or supplementary information to the other Party in accordance with the timelines set out in Exhibit 1.
2.6.2.

Each Party will be responsible for undertaking appropriate and timely follow-up on Case Reports in such Party’s territory, and for providing all information and documentation obtained or developed from that follow-up to the other Party in accordance with the timelines set out in Exhibit 1. Each Party shall use its best efforts to actively seek additional information relating to the Case Reports, the reported Adverse Events or other safety-related information from those who reported the information (the “Reporter”). Both Parties shall keep written company procedures and reporting forms in place to ensure that accurate collection of the initial and follow-up information takes place in accordance with Applicable Law.

2.6.3.

Each Party will employ or contract with an HCP or other specifically trained person competent to contact Reporters and to assist in investigating or evaluating the significance of an Adverse Event in such Party’s territory.

2.6.4.

Each Party shall ensure that information that would, alone or in combination, identify the patient or reveal personal details of the patient in any supplementary supporting data must be appropriately redacted such that the identifying information cannot be recovered and is permanently removed, in accordance with Applicable Law, prior to sending such data to the other Party.

2.6.5.

In the event of any doubt regarding whether an Adverse Event is a Serious Adverse Event, the Party receiving the Case Report shall treat that Adverse Event as a Serious Adverse Event. Likewise, in the event of any doubt regarding whether an Adverse Event is fatal, life threatening or serious, or whether an Adverse Event is related or unrelated, the Party receiving the Case Report shall classify the Adverse Event in a manner that ensures the shortest relevant reporting timeline.

2.6.6.	In the event of any doubt regarding whether an event is expected or unexpected, the Parties shall treat the term as unexpected to ensure appropriate reporting
2.7.	Reports
2.7.1.	Individual Case Safety Reports

Purchaser will be responsible for regulatory submission of Case Reports for the Ex-U.S. Territory in accordance with Applicable Law.

Seller will be responsible for regulatory submission of Case Reports for the U.S. Territory in accordance with Applicable Law.

2.7.2.	Literature/Databases/Social Media and Websites
2.7.2.1.

Screening global literature: Seller will screen worldwide medical and scientific literature no less frequently than weekly for relevant references to the Product as required by Applicable Law. A copy of any relevant publication/report, in its original language and in English, shall be provided to Purchaser within the timelines set forth in Exhibit 1.

2.7.2.2.

Screening of Local Database(s): If the screening of any local repository/local database for Safety Information is mandatory according to the local rules/requirements, Purchaser shall perform the screening of the local database for Safety Information for the Product following the rules set forth in the local regulation for this activity (e.g., EVDAS / EudraVigilance system on a monthly basis). A copy of any newly identified Safety Information from the database, or a summary review of the safety data shall be provided to Seller within the timelines set forth in Exhibit 1.

2.7.2.3.	Both Parties will screen their company-sponsored websites, all inbound digital communication channels and digital media under its management on a daily basis for any new PV relevant information.
2.7.3.	Adverse Events and Product Complaints
2.7.3.1.	Each Party will report to the other Party all AEs and Product Complaints in such Party’s territory within the timelines set forth in Exhibit 1.
2.7.3.2.

Follow-up of Product Complaints and AE reports must be carried out according to the same procedures for any other Product Complaint or AE report and delivered to the other Party in the established regulatory format and according to the timelines for delivery of follow-up information provided within this SDEA.

2.7.3.3.	Each Party will immediately notify the other Party of any confirmed or suspected counterfeit activity or counterfeit Product of which it becomes aware.

2.7.4.	Special Situations
2.7.4.1.

For special situations including but not limited to: reports of pregnancy from female patients or partners of male patients exposed to the Product (either through maternal exposure, including breastfeeding, or via semen following paternal exposure), use of a Product in a pediatric or elderly populations, reports of Overdose, abuse, misuse, medication errors, occupational exposure or lack of therapeutic efficacy, the Parties will collect and exchange data on all reports of special situations involving the Product in accordance with the timelines set out in Exhibit 1.

2.8.	Safety Information Reconciliation
2.8.1.

On a monthly basis, Seller will send Purchaser a listing of all Safety Information received by Seller during the reference period, and Purchaser will send Seller a listing of all Safety Information received by Purchaser during the reference period, in a format reasonably agreed by the Parties.

2.8.2.

Purchaser will reply as soon as possible, and no later than seven (7) Calendar Days from the date of receipt of the email from Seller, confirming the Safety Information listed by Seller has either (i) been received as reflected, or (ii) requesting appropriate updates regarding Safety Information believed to be missing.

2.8.3.	If discrepancies between the Party’s safety data are identified, each Party agrees to inform the other Party and take the necessary actions to prevent reoccurrence.
2.8.4.

The management of Safety Information n arising from interventional clinical trials and post authorization non-interventional or observational studies is outside of the scope of this SDEA. The management of Safety Information arising from interventional clinical trials and post authorization non-interventional or non-observational studies shall be discussed and agreed by the Parties as a separate agreement.

2.9.	Signal Management
2.9.1.	Seller, as Global Safety Database holder, is responsible for detection, validation, prioritization, and assessment of safety signals.
2.9.2.	Purchaser will promptly notify Seller of any validated safety signal with five (5) calendar days of validation.
2.9.3.

Each Party will promptly notify the other of any regulatory actions in relation to a confirmed safety signal such as safety variations, safety restrictions and, as appropriate, communications to patients and HCPs.

2.9.4.	Aggregate Safety Reports

2.9.4 1.

Seller is responsible for the preparation of any PBRER, PADER, annual safety report, other periodic safety reports, addendum or bridging report (collectively, the “Update Reports”), and Seller is responsible for the preparation of any DSUR.

2.9.4.2.

Each Party will provide the other Party the necessary data concerning the Product (i.e., relevant sales and/or usage figures and information on relevant nonclinical, clinical or epidemiology studies) that are reasonably required to enable compliance with the preparation and submission of Update Reports and DSURs in accordance with the timelines set forth in Exhibit 1.

2.9.4.3.

Seller will be responsible for submitting the Update Reports and DSURs to Regulatory Authorities for the U.S. Territory in accordance with Applicable Law, and for submitting the Update Reports to Regulatory Authorities for the Ex-U.S. Territory in accordance with Applicable Law until the Ex-U.S. Authorisations have been transferred to Purchaser or a designated Third Party.

2.9.4.4.

Purchaser will be responsible for submitting the Update Reports and DSURs to Regulatory Authorities for the Ex-U.S. Territory in accordance with Applicable Law after the Ex-U.S. Authorisations have been transferred to Purchaser or a designated Third Party.

3.	RISK MANAGEMENT PLAN

Where required by law or regulation, Purchaser is responsible for establishing and maintaining the Risk Management Plan (“RMP”) for the Product. Seller will transfer Seller’s existing RMP to Purchaser and Purchaser is responsible for maintaining, and, if a new RMP is needed, for developing the RMP. Such plan, and any updates or modifications thereto, shall be promptly provided to Seller. In the event FDA requires a Risk Evaluation and Mitigation Strategy (“REMS”) program, Seller is responsible for establishing and maintaining the REMS for the Product.

4.	PHARMACOVIGILANCE SYSTEM MASTER FILE

Where required by law or regulation, Purchaser is responsible for maintaining the Pharmacovigilance System Master File (“PSMF”) for the Product, with assistance of the Seller if requested. Seller will transfer Seller’s existing RMP to Purchaser and Purchaser is responsible for maintaining the PSMF. Any updates or modifications thereto, shall be promptly provided to Seller.

5.	REGULATORY INQUIRIES, REGULATORY ACTION
5.1.	Regulatory Safety Inquiries
5.1.1.

Each Party will immediately, and in no event longer than 24 hours from becoming aware of the same, notify the other Party of any urgent safety or quality issues with potential human health or market impact. Routine safety-related inquiries, requests for information, or regulatory communication relating to the Product received from a Regulatory Authority will be communicated by the receiving Party to the other Party as soon as possible, but no later than five (5) Business Days from receipt.

5.1.2.

Responses to Regulatory Authorities with respect to safety-related regulatory inquiry relating to the Product will be undertaken by Seller in the U.S. Territory and by Purchaser in the Ex-U.S. Territories, each with the assistance of the other Party if requested. If a Party’s assistance is more than routine efforts, (e.g., conduct of data analysis, writing for a territory outside the Party’s territory) such assistance shall be at the cost of the other Party.

5.2.	Regulatory Action
5.2.1.

Purchaser will inform Seller as soon as possible, but no later than two (2) Business Days from receipt, if Purchaser becomes aware of any intention by a Regulatory Authority to take safety-related regulatory action in relation to the Product in the Ex-U.S. Territory. Seller will inform Purchaser as soon as possible, but no later than two (2) Business Days from receipt, if Seller becomes aware of any intention by a Regulatory Authority to take safety-related regulatory action in relation to the Product in the U.S. Territory.

5.2.2.

In relation to any safety-related regulatory actions to which this Section 5.2 relates, Purchaser will be solely responsible for all communications to a Regulatory Authority in the Ex-U.S. Territory and Seller will be solely responsible for all communications to a Regulatory Authority in the U.S. Territory. Each Party agrees to provide support to the other Party with respect to any regulatory action if requested by the Party responsible for such communication and will supply all necessary information as is reasonable to deal with the action.

6.	NON-REGULATORY AUTHORITY/MEDICAL INFORMATION ENQUIRIES

Medical information enquiries received spontaneously by a Party for which no answer is readily available from the SmPC or PI or RSI will be sent to the contact details specified in Exhibit 2 within one (1) Business Day of receipt of the enquiry. If an Adverse Event or other Safety Information is communicated to a Party during a medical information enquiry, the information should be communicated to the other Party in accordance with the timelines set forth in Exhibit 1.

7.	BENEFIT-RISK ASSESSMENT

Seller shall be responsible for the global benefit-risk assessment for the Product with the reasonable consultation of the Purchaser. Purchaser shall share responsibility in this activity, through the immediate, and in no later than four (4) calendar days, notification to Seller, of any information which impacts (or could impact) the benefit-risk analysis for the Product. Prompt exchange of information which, in the opinion of Purchaser, significantly impacts the Product benefit-risk analysis, is necessary. Whenever possible, Purchaser shall provide supportive documents such as copies of the local scientific publications, summaries of presentations, or clinical study reports (even if preliminary). Examples of such information which could significantly impact a Product benefit-risk analysis include, but are not limited to:

•	Product-related or Product indication-related publications in local scientific journals or presentations at local scientific conferences.
•	A major safety finding from a newly completed non-clinical study, which suggests carcinogenicity, teratogenicity, or mutagenicity.

8.	CORE DATA SHEET

Seller is responsible for maintaining the RSI and/or company core data sheet (CCDS). Upon signing this SDEA, Seller shall provide Purchaser with the current RSI and/or CCDS. Seller shall inform Purchaser within five (5) calendar days of any revision to the RSI and/or CCDS that requires updates to local labelling. Purchaser is responsible for maintaining the local labeling in line with RSI and CCDS, subject to local authorities’ approval, and for informing Seller within three (3) business days of any updates to local labeling. Should a labeling request be received from the Regulatory Authority in the Territory, Purchaser shall inform Seller immediately and no event later than five (5) business days from receipt of the same.

9.	JOINT GLOBAL SAFETY COMMITTEE
9.1.

Promptly following the Effective Date, but no later than forty-five (45) days after the Effective Date, the Parties shall establish a joint global safety committee (the “JGSC”) to oversee, review and coordinate the conduct and progress of the activities undertaken by the Parties pursuant to this SDEA.

9.2.

The JGSC shall have an equal number of representatives from each Party. These representatives shall have appropriate technical credentials, experience and knowledge to the matters to be discussed at the JGSC (e.g., safety experts, pharmacologists, physicians or other HCPs, as well as personnel from non-commercial reporting lines). Commercial personnel may not participate in the JGSC. The exact number of such representatives shall initially be two (2) for each Party, or such other number as the Parties may agree. Either Party may replace its respective committee representatives at any time with prior written notice to the other Party. In the event a JGSC member from either Party is unable to attend or participate in a JGSC meeting, the Party who designated such representative may designate a qualified substitute representative for the meeting in its sole discretion. Each Party will appoint a representative who will serve as such Party’s representative for purposes of this SDEA and who will be responsible for coordinating such Party’s performance of its obligations under this SDEA with the other Party and communicating with the other Party regarding matters relating to this SDEA.

9.3.

Each Party shall appoint one of its members to the JGSC to co-chair the JGSC’s meetings (each, a “Co-Chair”). The Co-Chairs shall (i) ensure the orderly conduct of the JGSC’s meetings, and (ii) alternate in preparing and issuing (or designate another JGSC representative of such Party to prepare and issue) written minutes of each meeting within thirty (30) days thereafter accurately reflecting the discussions of the JGSC. In the event the Co-Chair from either Party is unable to attend or participate in a JGSC meeting, the Party who designated such Co-Chair may designate a substitute Co-Chair for the meeting in its sole direction.

9.4.

The JGSC shall meet quarterly or on such other frequency as may be agreed by the Parties. JGSC meetings may be conducted by telephone, videoconference or in person as determined by the Co-Chairs. As appropriate, other employee representatives of the Parties may attend JGSC meetings as non-voting observers if mutually agreed by the Parties. Each Party may also call for special meetings of the JGSC to resolve particular matters requested by such Party and within the areas of responsibility of the JGSC. Each Co-Chair shall ensure that its JGSC members receive adequate notice of such meetings.

9.5.

The principal purpose of the JGSC shall be to provide a forum for open communication between the Parties with respect to the performance of pharmacovigilance activities relating to the Product under this SDEA, as well as important safety topics that will benefit from joint discussion. The members of JGSC shall collaborate in good faith on the performance of all such activities. In the event the Parties are unable to agree on a matter with respect to the performance of pharmacovigilance activities relating to the Product, or on a safety topic, decision, course or direction, a Party may request a special JGSC meeting to address the dispute. If the JGSC is unable to resolve any dispute or unanimously agree on any changes to the rights responsibilities, or performance of a Party under this SDEA, such dispute shall be referred to the Chief Medical Officer of the Seller and the Chief Medical Officer of the Purchaser for resolution, and the Chief Medical Officers shall use their reasonable and good faith efforts to resolve the matter within five (5) days following such referral. In the event the Chief Medical Officers are unable to reach agreement, the Chief Medical Officer of the Seller shall haver final decision-making authority.

10.	CONFIDENTIALITY

Clause 13 of the SPA (confidentiality and announcements) shall apply and be incorporated into this SDEA as if set out in full in this SDEA (with references to "this agreement" in them being treated as references to this SDEA).

11.	DATA PROTECTION
11.1.

Case Reports shall include HCPs’ contact details (e.g., phone numbers, email addresses, or postal addresses). Where an HCP requires his or her personal details to be excluded from the Case Reports, the receiving Party will maintain local records of the contact information in the source documents and include the phrase “In Confidence” in the report in place of the HCP’s name and, where possible, include the reporter’s occupation.

11.2.

Each Party: (a) shall comply with its obligations relating to Relevant Personal Data that apply to it under applicable Data Protection Laws; (b) shall keep the Relevant Personal Data confidential and have in place appropriate physical, technical and organizational measures which ensure a level of security appropriate to the harm that might result from a Security Event and which shall at all times be equivalent to or in excess of the protection required under the Data Protection Laws; (c) may process Relevant Personal Data to the extent necessary to accomplish the purposes set out in the Agreement or as authorized by Data Protection Laws; and (d) may transfer and otherwise process the Relevant Personal Data outside of the EEA in accordance with Data Protection Laws.

11.3.

Each Party shall as soon as practicable after becoming aware of a Security Event, but in any event within twenty-four (24) hours of awareness, provide the other Party with notice of such event, and such further information and assistance as may be reasonably requested by the other Party in connection with the Security Event.

11.4.	The obligations concerning data protection set out in this SDEA shall survive termination of this SDEA.
12.	MISCELLANEOUS

12.1.Notices. Contact and notice information for the respective person responsible for the obligations within this SDEA are set forth in Exhibit 2. Each Party will agree to notify the other Party in writing within five (5) Business Days of any changes to the identity or contact information for such contacts set forth in Exhibit 2.

12.2.Seller and Purchaser shall each bear the costs associated with conducting their respective obligations hereunder.

12.3.	Counterparts and Signatures. This SDEA may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.
12.4.	No Assignment. Neither Party may assign any of its rights or interests or otherwise delegate any of its obligations under this SDEA, unless mutually agreed to in writing by the Parties.
12.5.

Governing Law. This SDEA and any dispute hereunder are governed by and shall be construed in accordance with English law. Each Party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute hereunder. Each Party irrevocably agrees that the courts of England and Wales are the most appropriate and convenient courts to settle disputes hereunder and, accordingly, will not argue to the contrary. Further, each Party irrevocably agrees that a judgment in any legal action or proceedings brought in the courts of England and Wales in relation to a dispute hereunder shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction. Each Party irrevocably agrees that any process in any legal action or proceedings relating to any dispute hereunder may be served on the contact listed for General Correspondence in Exhibit 2. Nothing in this agreement shall affect the right of either Party to serve any process in any legal action or proceedings relating to any dispute hereunder in any other manner permitted by law. The existence of a dispute pursuant to Section 9.5 above, or this Section 12.5, shall not excuse either Party from any other obligation under this Agreement, including each Party’s obligations to continue to provide conduct activities contemplated hereunder. No provision herein should be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief.

12.6.

Entire Agreement; Amendment; Precedence. This SDEA (including the Exhibits hereto) and the Share Purchase Agreement constitute, on and as of the Effective Date, the entire agreement of the Parties with respect to Pharmacovigilance/Safety Issues. This SDEA may only be amended by a writing executed by all of the Parties. If one Party believes an amendment is required or desirable for the purposes of this SDEA, the Parties will negotiate in good faith to agree upon mutually acceptable terms. On matters covered under this SDEA, including matters related to Safety Information, Pharmacovigilance of the Product and safety, this SDEA will take precedence over any other agreement between the Parties or Affiliates of the Parties, including but not limited to the Share Purchase Agreement.

12.7.

Limitation. In this Section 12.7 and in Section 12.8 below, all capitalized terms not defined in this SDEA shall have the means defined in the Share Purchase Agreement. Notwithstanding any other provisions of this SDEA, the Parties acknowledge that the provisions of clause [10.1] of the Share Purchase Agreement shall operate to limit the liability of Purchaser and each member of the Intercept Group pursuant to this SDEA.

12.8.	Conditionality. This SDEA is conditional in all respects on Completion taking place.

Notwithstanding any other provision in it, this SDEA shall not take effect (and no term in it shall have effect) until Completion takes place. On and with effect from Completion, this SDEA shall have full effect in accordance with its terms (the “Effective Date”). In the event that: (i) prior to Completion, the Share Purchase Agreement is terminated or otherwise ceases to have effect (whether pursuant to its terms, by agreement of the parties to it or otherwise) (each a “Termination”) or (ii) Completion has not taken place on or prior to the Longstop Date; on and with effect from the first to occur of (a) the Longstop Date; and (b) the date of such Termination, this agreement shall automatically terminate and it shall have no effect (as if void when first entered into). On and after automatic termination of this SDEA, no Party shall have any liability to any other Party to it pursuant to its terms and/or in respect of a breach of it, whether actual or contingent and whether in relation to the actual time of termination or the period prior to or following termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this SDEA to be executed by their duly authorized representatives, to be effective as of the Effective Date.

INTERCEPT PHARMACEUTICALS, INC.		Mercury Pharma Group Limited

By:	/s/ Andrew Saik	By:	/s/ Andreas Stickler

Printed:	Andrew Saik	Printed:	Andreas Stickler

Title:	Authorized Signatory	Title:	Director

Exhibit 1: Timelines for Delivery of Data

Purchaser to Seller

of Report/Event	0 otherwise noted)
Type of Report/Event	Timeline Following Day 0 (unless otherwise noted)	Format
Non-serious ICSR	30 days	XML
Serious ICSR	10 days	XML
Aggregate reports	15 days before finalization of the report	MS Word
Validated safety signal	5 days	MS Word

Seller to Purchaser

Type of Report/Event	Timeline Following Day 0 (unless otherwise noted)	Format
Non-serious ICSR	30 days	XML
Serious ICSR	10 days	XML

Exhibit 2: Contact information for Parties to this SDEA

Seller	Purchaser
Senior Pharmacovigilance Contact	Senior Pharmacovigilance Contact
Routine Adverse Event Reporting	Routine Adverse Event Reporting
Product Complaint Reporting	Product Complaint Reporting
General Correspondence	General Correspondence
Local PV Contact Person	Local PV Contact Person
Regulatory Inspection notification	Regulatory Inspection notification
Non-Regulatory Authority/Medical Information Enquiry Contact	Non-Regulatory Authority/Medical Information Enquiry Contact

Each Party will undertake to inform the other of any changes to the contact information reflected here within five (5) Business Days from when that change becomes effective.